CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION REPORTS FIRST QUARTER RESULTS
Company Reports Growth in Sales of 14% and Income(1) of 28%
Company Reaffirms 2013 Outlook of $2.15 to $2.25 EPS
BLOOMFIELD HILLS, Michigan, April 25, 2013 - TriMas Corporation (NASDAQ: TRS) today announced financial results for the quarter ended March 31, 2013. The Company reported record first quarter net sales of $337.8 million, an increase of 13.5% compared to first quarter 2012. First quarter 2013 diluted earnings per share attributable to TriMas Corporation was $0.33, as compared to $0.36 during first quarter 2012. Excluding Special Items(1), first quarter 2013 diluted earnings per share would have been $0.44, a 12.8% improvement from $0.39 in first quarter 2012.
TriMas Highlights

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Reported record first quarter net sales of $337.8 million, an increase of 13.5% as compared to first quarter 2012, due to results from bolt-on acquisitions and the successful execution of numerous growth initiatives.

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Improved net income attributable to TriMas Corporation(1) by 27.7%, excluding the impact of Special Items, compared to first quarter 2012. Improved diluted earnings per share(1), while absorbing costs related to several acquisitions and approximately 14% higher weighted average shares outstanding for first quarter 2013, as compared to first quarter 2012.

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Reduced interest expense by more than 50% as compared with first quarter 2012, resulting from a reduction in overall interest rates due to the 2012 redemption of the Company's 9¾% senior notes and the refinancing of the credit facilities.

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Acquired Martinic Engineering, Inc., a manufacturer of highly-engineered, precision machined, complex parts for aerospace applications, expanding the product offering and customer base for this growing end market.

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Completed three additional bolt-on acquisitions year to date to expand existing product offerings, gain access to new customers and end markets, expand the geographic footprint internationally, and capitalize on scale and cost efficiencies.

•	Continued to invest in a flexible manufacturing footprint to optimize manufacturing costs long-term, increase capacity, enhance customer service and drive future growth.

•	Expanded geographic reach and related sales into Brazil, China, New Zealand, Singapore, South Africa and Thailand.

"Our first quarter results are as expected with 13.5% sales growth and a 27.7% increase in net income attributable to TriMas Corporation(1) compared to first quarter 2012," said David Wathen, TriMas President and Chief Executive Officer. "In addition, we delivered a record first quarter $0.44 in diluted earnings per share(1), while absorbing costs related to several acquisitions and approximately 14% higher weighted average shares outstanding for first quarter 2013, as compared to first quarter 2012. We continued to invest in future growth and productivity programs, and we successfully lowered our interest and tax expenses."

"Our record first quarter sales demonstrates our continued ability to successfully execute on our growth strategies," Wathen continued. "In the midst of an uncertain global economic environment, we continue to identify the bright spots where we believe we can capture growth for our businesses through product innovation, market share gains and geographic expansion. We are making thoughtful decisions to accelerate growth programs that are working, and continue to invest in bolt-on acquisitions where we know we can drive incremental value and customer support. We also remain committed to increasing margins across our businesses. We will continue to launch productivity and Lean programs throughout the organization, improve the margins of our acquired businesses and leverage our flexible manufacturing footprint."

"Looking forward, our full year 2013 view is essentially unchanged from our previous guidance. We remain committed to TriMas' ability to outperform the economy, with expected 2013 sales growth of 6% to 8%, as compared to 2012. We are reaffirming our full year 2013 diluted earnings per share range of $2.15 and $2.25 per share, with the midpoint representing more than 19% EPS growth compared to 2012,” Wathen concluded.
First Quarter Financial Results

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TriMas reported record first quarter net sales of $337.8 million, an increase of 13.5% as compared to $297.6 million in first quarter 2012. During first quarter, net sales increased in five of the six reportable segments, primarily as a result of additional sales from bolt-on acquisitions, market share gains, new product introductions and geographic expansion as compared to first quarter 2012.

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The Company reported operating profit of $23.7 million in first quarter 2013. Excluding Special Items(1) related to facility consolidation and relocation projects within the Cequent segments, first quarter 2013 operating profit would have been $29.6 million, as compared to $30.4 million during first quarter 2012. First quarter 2013 operating profit and the related margin percentage were impacted by costs related to recent acquisitions including purchase accounting adjustments, higher costs associated with global growth initiatives, new plant and equipment ramp-up costs and higher costs associated with long-term incentive programs, with the majority of these incremental costs included in selling, general and administrative expenses. The Company continued to generate significant savings from capital investments, productivity projects and Lean initiatives, which contributed to the funding of growth initiatives.

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Excluding noncontrolling interests related to Arminak & Associates, first quarter 2013 net income attributable to TriMas Corporation was $13.2 million, or $0.33 per diluted share, compared to net income attributable to TriMas Corporation of $12.5 million, or $0.36 per diluted share, during first quarter 2012. Excluding Special Items(1), first quarter 2013 net income attributable to TriMas Corporation would have been $17.4 million, an improvement of 27.7%, and diluted earnings per share would have been $0.44, a 12.8% improvement from first quarter 2012, primarily due to lower interest and income tax expenses, while absorbing approximately 14% higher weighted average shares outstanding.

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The Company reported a Free Cash Flow use (defined as Cash Flow from Operating Activities less Capital Expenditures) of $51.9 million for first quarter 2013, compared to $50.8 million in first quarter 2012. The Company expects to generate between $40 million and $50 million in Free Cash Flow for 2013, while increasing its capital expenditures and working capital investments in acquisitions and future growth and productivity programs.

•
During first quarter 2013, the Company invested $14.0 million in capital expenditures (included in Free Cash Flow above) primarily in support of future growth and productivity opportunities and $28.2 million in bolt-on acquisitions.

Financial Position
As of March 31, 2013, TriMas reported total indebtedness of $506.2 million, as compared to $422.4 million as of December 31, 2012, and $499.1 million as of March 31, 2012. This increase was primarily as a result of the seasonality related to higher working capital levels and the funding of three acquisitions during the first quarter of 2013. TriMas ended the first quarter with $177.3 million of cash and aggregate availability under its revolving credit and accounts receivable facilities.
Business Segment Results(2)
Packaging - (Consists of Rieke Corporation including Arminak & Associates, Innovative Molding and the foreign subsidiaries of Englass, Rieke Germany, Rieke Italia and Rieke China)
Net sales for first quarter increased 36.9% compared to the year ago period primarily as a result of the acquisition of Arminak in February 2012. Specialty systems product sales unrelated to the acquisition also increased due to additional demand from North American and European dispensing customers. In addition, sales of industrial closures, rings and levers increased, as an increase in North American sales more than offset a decline in European sales resulting from weak economic conditions. Operating profit and the related margin percentage for the quarter increased primarily due to higher sales levels, savings from ongoing productivity initiatives and the impact of acquisition-related costs during the first quarter 2012 which did not recur in the first quarter 2013, partially offset by a less favorable product sales mix, increase in amortization of intangible asset costs related to Arminak and higher selling, general and administrative costs. The Company continues to develop specialty dispensing and closure applications for growing end markets, including personal care, cosmetic, pharmaceutical, nutrition and food/beverage, and expand into complementary products.

Energy - (Consists of Lamons including South Texas Bolt & Fitting, CIFAL, Gasket Vedações Técnicas and Wulfrun)
First quarter net sales increased 8.6% compared to the year ago period primarily due to increases in sales to engineering and construction customers, the acquisitions in Brazil and additional sales generated by newer branches. First quarter operating profit and the related margin percentage decreased primarily due to the continued increase in sales at newer branches and recently acquired businesses, which typically have lower margins as the Company penetrates new markets, higher selling, general and administrative expenses in support of branch expansion, and acquisition costs incurred during the first quarter of 2013. The Company continues to grow its sales and service branch network in support of its global customers. The Company acquired Gasket Vedações Técnicas, a manufacturer of gaskets in Brazil, in January 2013, and Wulfrun Specialised Fasteners Limited, a manufacturer and distributor of specialty bolting and CNC machined components in the United Kingdom, in March 2013.
Aerospace & Defense - (Consists of Monogram Aerospace Fasteners, Martinic Engineering and NI Industries)
Net sales for the first quarter increased 17.4% compared to the year ago period primarily due to the acquisition of Martinic Engineering, a manufacturer of highly-engineered, precision machined, complex parts for aerospace applications, in January 2013. First quarter operating profit and the related margin percentage decreased primarily due to costs related to the acquisition, including purchase accounting adjustments and additional selling, general and administrative costs for Martinic, as well as new equipment and plant ramp-up costs in the aerospace business during the first quarter of 2013. The Company continues to invest in this segment by developing and marketing highly-engineered products for aerospace applications, as well as bidding on new projects for defense customers.
Engineered Components - (Consists of Arrow Engine and Norris Cylinder)
First quarter net sales decreased 6.9% compared to the year ago period primarily due to lower demand for engines, gas compression products and other well-site content related to decreased levels of drilling activity and well completions as compared to first quarter 2012. Sales of industrial cylinders increased primarily due to continued market share gains. First quarter operating profit and the related margin percentage decreased compared to the prior year period primarily due to the decreased sales and lower fixed cost absorption in the engine business, which was partially offset by pricing and productivity improvements in the industrial cylinder business. The Company continues to develop new products and expand its international sales efforts.
Cequent Asia Pacific - (Consists of Cequent operations in Australia, Asia, Europe and Africa)
Net sales for first quarter increased 13.8% compared to the year ago period, primarily due to the July 2012 acquisition of Trail Com and various growth initiatives in Asia and South Africa. First quarter operating profit and the related margin percentage decreased primarily as the profit earned on the higher sales levels was offset by manufacturing inefficiencies associated with the new Australian facility and wind-down of the two former manufacturing facilities, and higher selling, general and administrative expenses. The Company continues to focus on reducing fixed costs and leveraging Cequent's strong brand positions to capitalize on growth opportunities in new markets. Earlier this month, the Company acquired C.P. Witter Limited, a leading manufacturer of highly-engineered towbars and cargo management products located in the United Kingdom.
Cequent Americas - (Consists of Cequent Performance Products and Cequent Consumer Products)
Net sales for first quarter increased 12.6% compared to the year ago period, resulting primarily from increased sales within the original equipment, aftermarket and retail channels, as well as the sales related to the July 2012 acquisition of Engetran in Brazil. First quarter operating profit and the related margin percentage increased compared to the prior year period, excluding the costs incurred related to the relocation of certain production to a lower cost country, as a result of higher sales levels more than offset the less favorable product sales mix and increase in selling, general and administrative expenses in support of growth initiatives. The Company continues to reduce fixed costs and leverage Cequent's strong brand positions and new products for increased market share in the United States and faster growing markets.
2013 Outlook
The Company reaffirmed its expectations for full year 2013. The Company is estimating that 2013 sales will increase 6% to 8% compared to 2012. The Company expects full year 2013 diluted earnings per share from continuing operations to be between $2.15 and $2.25 per share, excluding any current and future events that may be considered Special Items. In addition, the Company expects 2013 Free Cash Flow, defined as Cash Flow from Operating Activities less Capital Expenditures, to be between $40 million and $50 million.

Conference Call Information
TriMas Corporation will host its first quarter 2013 earnings conference call today, Thursday, April 25, 2013, at 10:00 a.m. ET. The call-in number is (888) 503-8169. Participants should request to be connected to the TriMas Corporation first quarter 2013 earnings conference call (Conference ID #1372622). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Code #1372622) beginning April 25, 2013 at 3:00 p.m. ET through May 2, 2013 at 3:00 p.m. ET.
Cautionary Notice Regarding Forward-Looking Statements
Any "forward-looking" statements contained herein, including those relating to market conditions or the Company's financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company's business and industry, the Company's substantial leverage, liabilities imposed by the Company's debt instruments, market demand, competitive factors, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company's accounting policies, future trends, and other risks which are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and in the Company's Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found at the end of this release. Additional information is available at www.trimascorp.com under the “Investors” section.
About TriMas
Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace & Defense, Engineered Components, Cequent Asia Pacific and Cequent Americas. TriMas has approximately 5,500 employees at more than 60 different facilities in 17 countries. For more information, visit www.trimascorp.com.

(1)
Appendix I details certain costs, expenses and other charges, collectively described as “Special Items,” that are included in the determination of net income attributable to TriMas Corporation under GAAP, but that management would consider important in evaluating the quality of the Company's operating results.

(2)
Business Segment Results include Operating Profit that excludes the impact of Special Items. For a complete schedule of Special Items by segment, see “Company and Business Segment Financial Information.”

TriMas Corporation
Condensed Consolidated Balance Sheet
(Unaudited - dollars in thousands)

	March 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$21,260	$20,580
Receivables, net	193,160	150,390
Inventories	247,880	238,020
Deferred income taxes	18,270	18,270
Prepaid expenses and other current assets	13,680	10,530
Total current assets	494,250	437,790
Property and equipment, net	194,620	185,030
Goodwill	284,380	270,940
Other intangibles, net	210,970	206,160
Other assets	36,400	31,040
Total assets	$1,220,620	$1,130,960
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$22,530	$14,370
Accounts payable	147,500	158,410
Accrued liabilities	70,340	74,420
Total current liabilities	240,370	247,200
Long-term debt	483,700	408,070
Deferred income taxes	63,150	60,370
Other long-term liabilities	90,570	84,960
Total liabilities	877,790	800,600
Redeemable noncontrolling interests	27,090	26,780
Total shareholders' equity	315,740	303,580
Total liabilities and shareholders' equity	$1,220,620	$1,130,960

TriMas Corporation
Consolidated Statement of Income
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended March 31,
	2013	2012
Net sales	$337,780	$297,570
Cost of sales	(254,380)	(218,660)
Gross profit	83,400	78,910
Selling, general and administrative expenses	(59,650)	(50,470)
Net gain (loss) on dispositions of property and equipment	(10)	300
Operating profit	23,740	28,740
Other expense, net:
Interest expense	(5,210)	(10,670)
Other income (expense), net	(2,230)	(1,640)
Other expense, net	(7,440)	(12,310)
Income before income tax expense	16,300	16,430
Income tax expense	(2,260)	(4,180)
Net Income	14,040	12,250
Less: Net income (loss) attributable to noncontrolling interests	860	(240)
Net income attributable to TriMas Corporation	$13,180	$12,490
Basic earnings per share attributable to TriMas Corporation:
Net income per share	$0.34	$0.36
Weighted average common shares—basic	39,234,780	34,592,267
Diluted earnings per share attributable to TriMas Corporation:
Net income per share	$0.33	$0.36
Weighted average common shares—diluted	39,790,524	35,027,899

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Three months ended March 31,
	2013	2012
Cash Flows from Operating Activities:
Net income	$14,040	$12,250
Adjustments to reconcile net income to net cash used for operating activities, net of acquisition impact:
(Gain) loss on dispositions of property and equipment	10	(300)
Depreciation	7,050	6,450
Amortization of intangible assets	5,080	4,200
Amortization of debt issue costs	440	910
Deferred income taxes	(1,640)	670
Non-cash compensation expense	2,680	1,410
Excess tax benefits from stock based compensation	(910)	(1,770)
Increase in receivables	(38,280)	(33,260)
Increase in inventories	(3,690)	(15,040)
Increase in prepaid expenses and other assets	(3,560)	(1,000)
Decrease in accounts payable and accrued liabilities	(18,710)	(15,550)
Other, net	(440)	1,630
Net cash used for operating activities, net of acquisition impact	(37,930)	(39,400)
Cash Flows from Investing Activities:
Capital expenditures	(13,950)	(11,370)
Acquisition of businesses, net of cash acquired	(28,230)	(59,190)
Net proceeds from disposition of assets	520	320
Net cash used for investing activities	(41,660)	(70,240)
Cash Flows from Financing Activities:
Proceeds from borrowings on term loan facilities	54,110	36,420
Repayments of borrowings on term loan facilities	(48,840)	(31,010)
Proceeds from borrowings on revolving credit and accounts receivable facilities	268,800	180,000
Repayments of borrowings on revolving credit and accounts receivable facilities	(190,800)	(156,000)
Distributions to noncontrolling interests	(550)	—
Shares surrendered upon vesting of options and restricted stock awards to cover tax obligations	(3,530)	(990)
Proceeds from exercise of stock options	170	5,490
Excess tax benefits from stock based compensation	910	1,770
Net cash provided by financing activities	80,270	35,680
Cash and Cash Equivalents:
Increase (decrease) for the period	680	(73,960)
At beginning of period	20,580	88,920
At end of period	$21,260	$14,960
Supplemental disclosure of cash flow information:
Cash paid for interest	$3,900	$3,080
Cash paid for taxes	$7,280	$8,050

TriMas Corporation
Company and Business Segment Financial Information
(Unaudited - dollars in thousands)

	Three months ended March 31,
	2013	2012
Packaging
Net sales	$74,350	$54,310
Operating profit	$14,630	$9,890

Energy
Net sales	$54,920	$50,590
Operating profit	$5,870	$6,390

Aerospace & Defense
Net sales	$20,970	$17,860
Operating profit	$3,750	$4,860

Engineered Components
Net sales	$46,270	$49,680
Operating profit	$5,700	$7,710

Cequent Asia Pacific
Net sales	$32,090	$28,200
Operating profit	$3,180	$3,040
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$—	$720
Excluding Special Items, operating profit would have been	$3,180	$3,760

Cequent Americas
Net sales	$109,180	$96,930
Operating profit	$700	$4,160
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$5,830	$950
Excluding Special Items, operating profit would have been	$6,530	$5,110

Corporate Expenses
Operating loss	$(10,090)	$(7,310)

Total Company
Net sales	$337,780	$297,570
Operating profit	$23,740	$28,740
Total Special Items to consider in evaluating operating profit:	$5,830	$1,670
Excluding Special Items, operating profit would have been	$29,570	$30,410

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended March 31,
	2013	2012
Net income, as reported	$14,040	$12,250
Less: Net income (loss) attributable to noncontrolling interests	860	(240)
Net income attributable to TriMas Corporation	13,180	12,490
After-tax impact of Special Items to consider in evaluating quality of net income:
Severance and business restructuring costs	4,200	1,120
Excluding Special Items, net income attributable to TriMas Corporation would have been	$17,380	$13,610

	Three months ended March 31,
	2013	2012
Diluted earnings per share attributable to TriMas Corporation, as reported	$0.33	$0.36
After-tax impact of Special Items to consider in evaluating quality of EPS:
Severance and business restructuring costs	0.11	0.03
Excluding Special Items, EPS would have been	$0.44	$0.39
Weighted-average shares outstanding for the three months ended March 31, 2013 and 2012	39,790,524	35,027,899